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                   Nuveen Dividend Advantage Municipal Fund 4
                              333 West Wacker Drive
                             Chicago, Illinois 60606

                                December 2, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Nuveen Dividend Advantage Municipal Fund 4 (CIK: 0001161064)
    Request for Withdrawal of Registration Statement on Form N-2
    File Nos. 333-71914, 811-10547

Ladies and Gentlemen:

     On October 19, 2001, Nuveen Dividend Advantage Municipal Fund 4 (the "Registrant") filed a registration statement on Form N-2 relating to the registration of common shares of beneficial interest of Nuveen Dividend Advantage Municipal Fund 4 (accession number 0000940180-01-500439). The registration statement has not yet become effective.

     Pursuant to Rule 477(a) under the Securities Act of 1933, the Registrant hereby requests the withdrawal of the above mentioned Form N-2 for Nuveen Dividend Advantage Municipal Fund 4.

                                        Sincerely,

                                        Nuveen Dividend Advantage
                                        Municipal Fund 4
                                        (Registrant)


                                        By: /s/ Jessica R. Droeger
                                            ------------------------------------
                                            Jessica R. Droeger
                                            Vice President and Secretary